UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2005

Maxygen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28401	77-0449487
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 Galveston Drive

Redwood City, CA 94063

(Address of principal executive offices)

(650) 298-5300

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On June 16, 2005, Maxygen, Inc. (the “Company”) issued a press release, attached as Exhibit 99.1 and hereby incorporated by reference, announcing that, as part of its efforts to focus its resources on product development, it plans to consolidate its organization. As a result of the consolidation there will be a reduction of approximately 16% of the Company’s personnel. These reductions will be in the Company’s research and administrative functions. The Company anticipates recording one-time termination costs of approximately $1 million during the second quarter of 2005, comprised primarily of involuntary termination benefits. The Company expects to complete the consolidation by August 15, 2005.

This Current Report on Form 8-K includes forward-looking statements about the Company’s research and business prospects, including those related to the estimated termination costs of the Company’s consolidation and the expected future saving resulting from the consolidation. Such statements involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. These risks include, but are not limited to the risk factors described in the Company’s filings with the SEC including, without limitation, the Company’s most recent filings on Forms 10-K and 10-Q. The Company disclaims any obligation to update or revise any forward-looking statement contained in this Form 8-K or its associated press release as a result of new information or future events or developments.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is furnished with this report:

99.1    Maxygen, Inc. press release dated June 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXYGEN, INC.

Date: June 17, 2005	By:	/s/ Lawrence W. Briscoe
Lawrence W. Briscoe
Chief Financial Officer